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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                               SEPTEMBER 30, 1998
                                   (UNAUDITED)




                                                                   THREE MONTHS ENDED                NINE MONTHS ENDED
                                                            -----------------------------------------------------------------
                                                            SEPT. 30, 1998   SEPT. 30, 1997   SEPT. 30, 1998   SEPT. 30, 1997
                                                            -----------------------------------------------------------------
Net Income .............................................     $ 52,667,723     $ 43,057,363     $110,938,798     $122,619,742

Common Equivalent Shares:

Weighted Average Common Shares Outstanding .............      141,810,526      137,572,240      140,547,095      137,862,264
Weighted Average Common Equivalent Shares ..............          923,912        2,625,112        1,132,553        2,473,557
                                                             ---------------------------------------------------------------
Weighted Average Common and Common Equivalent Shares ...      142,734,438      140,197,352      141,679,648      140,335,821
                                                             ===============================================================

Net Income per Common Equivalent Share - Basic .........     $       0.37     $       0.31     $       0.79     $       0.89
Net Income per Common Equivalent Share - Diluted .......     $       0.37     $       0.31     $       0.78     $       0.87
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